Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Arxis, Inc. filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our reports dated November 24, 2025, relating to the combined financial statements and financial statement schedule of Arcline Engineered Polymer Topco L.P. and Hawkeye TopCo L.P. (Arxis) and the consolidated financial statements of Connector TopCo, L.P., appearing in the Prospectus, which is a part of the Registration Statement (No. 333-294577) on Form S-1 declared effective on April 15, 2026.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ RSM US LLP

Boston, Massachusetts

April 15, 2026